Exhibit (e)(2)

DISTRIBUTION AGREEMENT

between

THE 787 FUND, INC.

and

ENTERPRISE FUND DISTRIBUTORS, INC.

(Applicable to Class A, Class B, Class C and Class Y Shares)

THIS AGREEMENT made this             day of                     , 2008, by and between THE 787 FUND, INC., a Maryland corporation (the “Corporation”), with respect to the series of common stock set forth on Appendix A to this Agreement, and any applicable classes thereof (the “Fund”), and ENTERPRISE FUND DISTRIBUTORS, INC., a Delaware corporation (the “Distributor”).

W I T N E S S E T H:

In consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

FIRST:

The Corporation on behalf of the Fund hereby appoints the Distributor as its exclusive agent for the sale of shares of the Fund to the public directly and/or through investment dealers and financial institutions in the United States and throughout the world.

SECOND:

The Corporation shall not sell any shares of the Fund except through the Distributor and under the terms and conditions set forth in paragraph FOURTH below. Notwithstanding the provisions of the foregoing sentence, however, this appointment does not preclude sales of shares of the Fund directly through the Fund’s transfer agent(s) in the manner set forth in the Fund’s Registration Statement. As used in this Agreement, the term “Registration Statement” shall mean the currently effective registration statement of the Fund, and any supplements thereto, under the Securities Act of 1933 (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”).

The Corporation hereby agrees to register an indefinite number of shares pursuant to Rule 24f-2 under the 1940 Act; the Corporation will take such action as may be necessary from time to time to qualify the shares of the Fund and to maintain such qualification; provided, however, that nothing herein shall be deemed to prevent the Corporation from registering the shares without approval of the Distributor.

The Corporation shall furnish the Distributor promptly with copies of any Registration Statement filed by it with the Securities and Exchange Commission (“SEC”) under the 1933 Act or the 1940 Act, together with any financial statements and exhibits included therein and any amendments or supplements thereto hereafter filed.

THIRD:

The Distributor hereby accepts appointment as agent for the sale of the shares of the Fund and agrees that it will use its best efforts to sell such shares; provided, however, that:

•

the Distributor may, and when requested by the Corporation on behalf of a Fund shall, suspend its efforts to effectuate such sales at any time when, in the opinion of the Distributor or of the Corporation, no sales should be made because of market or other economic considerations or abnormal circumstances of any kind; and

•

the Corporation may withdraw the offering of the shares of the Fund (i) at any time with the consent of the Distributor, or (ii) without such consent when so required by the provisions of any statute or of any order, rule or regulation of any governmental body having jurisdiction. It is mutually understood and agreed that the Distributor does not undertake to sell any specific amount of the shares of the Fund. The Corporation shall have the right to specify minimum amounts for initial and subsequent orders for the purchase of shares of the Fund.

FOURTH:

The public offering price of Class A, Class B, Class C and Class Y shares of the Fund (the “offering price”) shall be the net asset value per share of the Fund plus a sales charge, if any. Net asset value per share shall be determined in accordance with the provisions of the Registration Statement of the Fund.

As compensation for its service activities under this Agreement with respect to Class A, Class B and Class C shares, the Distributor shall receive from the Corporation a service fee, based on the amount of sales of such shares attributable to the Distributor, at the rate and under the terms and conditions of the distribution plan adopted by the Corporation on behalf of the Fund pursuant to Rule 12b-1 under the 1940 Act (the “12b-1 Plan”), as such Plan is amended from time to time, and as described in Appendix B.

As compensation for its activities under this Agreement with respect to the distribution of Class A shares, the Distributor shall retain the initial sales charges, if any, based on the amount of sales of such shares attributable to the Distributor, on purchases of Class A shares as set forth in the Registration Statement and in Appendix B hereto. The Distributor is authorized to collect the gross proceeds derived from the sale of the Class A shares, remit the net asset value thereof to the Corporation upon receipt of the proceeds and retain the initial sales charge, if any.

As compensation for its activities under this Agreement with respect to the distribution of the Class A, Class B and Class C shares, the Distributor shall receive all contingent deferred sales charges, based on the amount of sales of such shares attributable to the Distributor, imposed on redemptions of Class A, Class B and Class C shares of the Fund. Whether and at what rate a contingent deferred sales charge will be imposed with respect to a redemption shall be determined in accordance with, and in the manner set forth in, the Registration Statement and in Appendix B hereto.

As compensation for its activities under this Agreement with respect to the distribution of the Class A, Class B and Class C shares, the Distributor shall receive from the Corporation a distribution fee, based on the amount of sales of such shares attributable to the Distributor, at the rate and under the terms and conditions of the 12b-1 Plan, as such Plan is amended from time to time, and as described in Appendix B hereto.

The Distributor may reallow any or all of the initial sales charges, contingent deferred sales charges, distribution fees or service fees which it is paid under this Agreement with respect to Class A, Class B or Class C shares to such dealers as the Distributor may from time to time determine. The Corporation shall have no obligation to compensate or reimburse the Distributor for any services performed by it hereunder with respect to Class Y shares.

Nothing in this Agreement shall be construed to prohibit the Distributor from receiving compensation or reimbursement for its services in connection with the distribution of the Fund’s shares from sources other than the initial sales charges, contingent deferred sales charges, distribution fees or services fees attributable to the Fund. The Corporation recognizes and acknowledges that the Distributor’s affiliates and/or Gabelli Funds, LLC (“Gabelli Funds”) or its affiliates may make payments to the Distributor with respect to any expenses incurred in the distribution of shares of the Fund, such payments payable from past profits or other resources of such entities, including in the case of Gabelli Funds management fees paid to it by the Fund.

FIFTH:

The Distributor shall act as agent of the Corporation on behalf of the Fund in connection with the sale and repurchase of shares of the Fund. The Distributor shall have no liability for payment for purchases of shares it sells as an agent. Except with respect to such sales and repurchases, the Distributor shall act as principal in all matters relating to the promotion of the sale of shares of the Fund and shall enter into all of its own engagements, agreements and contracts as principal on its own account. The Distributor may enter into agreements with investment dealers and financial institutions selected by the Distributor, authorizing such investment dealers and financial institutions to offer and sell shares of the Funds to the public upon the terms and conditions set forth therein, which shall not be inconsistent with the provisions of this Agreement. Each agreement shall provide that the investment dealer and financial institution shall act as a principal, and not as an agent, of the Corporation on behalf of the Fund.

SIXTH:

The Fund shall bear:;

•

All of the costs and expenses in connection with the preparation and filing of any required Registration Statement and/or prospectus or statement of additional information under the 1933 Act or the 1940 Act covering its shares, and all amendments and supplements thereto, and preparing and mailing prospectuses, statements of additional information, periodic reports and other materials required by law to shareholders of the Fund (including the expense of setting up in type any such document);

•	all payments to be made pursuant to any 12b-1 Plan or any written service plan;

•

the expenses of qualification of shares of the Fund for sale in connection with such public offerings with the SEC and in such states, territories or other jurisdictions as shall be selected by the Distributor, and of continuing the qualification therein until the Distributor notifies the Corporation that it does not wish such qualification continued; and

•	all legal expenses in connection with the foregoing.

SEVENTH:

The Distributor shall bear the expenses of printing from the final proof and distributing the Fund’s prospectuses and statements of additional information (including supplements thereto) relating to public offerings made by the Distributor pursuant to this Agreement (which shall not include those prospectuses and statements of additional information, and supplements thereto, to be distributed to shareholders of the Fund), and any other promotional or sales literature used by the Distributor or furnished by the Distributor to dealers in connection with such public offerings, and expenses of advertising in connection with such public offerings.

The Distributor may be reimbursed for all or a portion of such expenses, or may receive reasonable compensation for distribution-related services, to the extent those services are deemed to be appropriate subjects for the payment of “service fees” under Rule 2830 of the Conduct Rules adopted by the Financial Industry Regulatory Authority, Inc. (“FINRA”) and permitted by the 12b-1 Plan or such reimbursement is otherwise permissible under applicable law.

EIGHTH:

The Distributor will accept orders for the purchase of shares of the Fund only to the extent of purchase orders actually received and not in excess of such orders, and it will not avail itself of any opportunity of making a profit by expediting or withholding orders. It is mutually understood and agreed that the Corporation may reject purchase orders where, in the judgment of the Corporation, such rejection is in the best interest of the Corporation.

NINTH:

The Corporation, on behalf of the Fund, and the Distributor shall each comply with the Registration Statement and all applicable laws, rules and regulations, including, without limitation, all rules and regulations made or adopted pursuant to the 1940 Act, the 1933 Act or any securities association registered under the Securities Exchange Act of 1934 Act, including FINRA, governing the issuance and sale of shares of the Fund.

TENTH:

In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Distributor, the Corporation on behalf of the Fund agrees to indemnify the Distributor against any and all claims, demands, liabilities and expenses which the Distributor may incur under the 1933 Act, or common law or otherwise, arising out of or based upon any alleged untrue statement of a material fact contained in any Registration Statement or prospectus of the Fund, or any omission to state a material fact therein, the omission of which makes any statement contained therein misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished to the Corporation or the Fund in connection therewith by or on behalf of the Distributor. The Distributor agrees to indemnify the Corporation and the Fund against any and all claims, demands, liabilities and expenses which the Corporation or the Fund may incur arising out of or based upon any act or deed of the Distributor or its sales representatives which has not been authorized by the Corporation or the Fund in its Registration Statement or in this Agreement.

The Distributor agrees to indemnify the Corporation and the Fund against any and all claims, demands, liabilities and expenses which the Corporation or the Fund may incur under the 1933 Act, or common law or otherwise, arising out of or based upon any alleged untrue statement of a material fact contained in any Registration Statement or prospectus of the Fund, or any omission to state a material fact therein if such statement or omission was made in reliance upon, and in conformity with, information furnished to the Corporation or the Fund in connection therewith by or on behalf of the Distributor.

Notwithstanding any other provision of this Agreement, the Distributor shall not be liable for any errors of the Fund’s transfer agent(s), or for any failure of any such transfer agent to perform its duties.

ELEVENTH:

Nothing herein contained shall require the Corporation to take any action contrary to any provision of its Articles of Incorporation, or to any applicable statute or regulation.

TWELFTH:

This Agreement shall remain in effect through and including the second anniversary of the initial execution of this Agreement and shall continue in force and effect indefinitely thereafter, but only so long as this Agreement is specifically approved at least annually by (i) the vote of a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Corporation and have no direct or indirect financial interest in the operation of the 12b-1 Plans or in any agreements related to the 12b-1 Plans (“12b-1 Trustees”), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund.

THIRTEENTH:

(a) This Agreement may be terminated with respect to a class with a 12b-1 Plan at any time by vote of a majority of the Rule 12b-1 Trustees or by vote of a majority of the outstanding voting securities of the class on not more than sixty (60) days’ notice to the Distributor. The Distributor shall be entitled to receive all contingent deferred sales charges paid or payable from such class with respect to any day subsequent to such termination.

(b) Either party shall have the right to terminate this Agreement after the initial two year period of the Agreement on six (6) months’ written notice thereof given in writing to the other.

(c) If this Agreement is terminated with respect to any class, it shall not terminate the Agreement with respect to any other class.

(d) This Agreement shall automatically terminate in the event of its “assignment” (as defined in Section 2(a)(4) of the 1940 Act).

FOURTEENTH:

Any notice under this Agreement shall be in writing, addressed and delivered, or mailed postage prepaid, to the other party at such address as the other party may designate for the receipt of notices. Until further notice to the other party, it is agreed that the addresses of both the Corporation and the Distributor shall be as follows:

3343 Peachtree Road, N..

Atlanta, Georgia 30326

Attn: John A. Schilt, Jr.

FIFTEENTH:

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by each party against which enforcement of the change, waiver, discharge or termination is sought.

SIXTEENTH:

This Agreement shall be deemed to be a contract made in the State of Delaware and governed by, construed in accordance with and enforced pursuant to the internal laws of the State of Delaware without reference to its conflicts of laws rules.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate on the day and year first above written.

THE 787 FUND, INC.

By:
Name:	Steven M. Joenk
Title:	President and Chief Executive Officer

ENTERPRISE FUND DISTRIBUTORS, INC.

By:
Name:	John A. Schilt, Jr.
Title:	President

APPENDIX A

TO

DISTRIBUTION AGREEMENT

OF

THE 787 FUND, INC.

CLASS A, CLASS B, CLASS C AND CLASS Y SHARES

AXA Enterprise Mergers and Acquisitions Fund

APPENDIX B

TO

DISTRIBUTION AGREEMENT

OF

THE 787 FUND, INC.

Class A Shares

Investment Amount*	Front End Sales Load**	Contingent Deferred Sales Charge***	12b-1 fees+
$0 - $99,999	4.75%	None	0.45%
$100,000-249,999	3.75%	None	0.45%
$250,000-499,999	2.50%	None	0.45%
$500,000-999,999	2.0%	None	0.45%
$1,000,000 and up	None	1.00%	0.45%

*	In determining the amount of the investment and the applicable sales charge, the Fund will include all shares an investor is currently purchasing in all Enterprise Funds.
**	The Front End Sales Load is a percentage of the offering price.
***	If an investor buys $1,000,000 or more ($100,000 or more for certain employee benefit plans and $500,000 or more for certain individual retirement accounts) of Class A shares at net asset value and redeems those shares within 12 months of the end of the calendar month of their purchase, a contingent deferred sales charge (CDSC) of 1.00% generally will apply to the redemptions of those shares.
+	The 12b-1 fee consists of a distribution fee of 0.20% of the average daily net assets and a 0.25% service fee of the average daily net assets.

Class B Shares

Years Investment Held	Front End Sales Load	Contingent Deferred Sales Charge**	12b-1 fees*
Up to 1 year	None	5.00%	1.00%
Over 1 up to 2 years	None	4.00%	1.00%
Over 2 up to 3 years	None	4.00%	1.00%
Over 3 up to 4 years	None	3.00%	1.00%
Over 4 up to 5 years	None	2.00%	1.00%
Over 5 up to 6 years	None	1.00%	1.00%
Over Six years	None	None	1.00%

*	The 12b-1 fee consists of a distribution fee of 0.75% of the average daily net assets and a 0.25% service fee of the average daily net assets.
**	The CDSC is calculated based on the number of shares an investor is selling, and is based upon either the original purchase price or the then-current net asset value of the shares being sold, whichever is lower.

Class C Shares

Years Investment Held	Front End Sales Load	Contingent Deferred Sales Charge*	12b-1 fees**
Up to 1 year	None	1.00%	1.00%
Thereafter	None	0.00%	1.00%

*	This sales charge is imposed if an investor redeems his Class C shares within one year of purchase.
**	The 12b-1 fee consists of a distribution fee of 0.75% of the average daily net assets and a 0.25% service fee of the average daily net assets.